Conformed



                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   Form 8-K


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


    Date of Report (date of earliest event reported) February 21, 1995


                          Beneficial Corporation
    (Exact name of registrant as specified in its charter)


            Delaware                1-1177             51-0003820
    (State or other jurisdic-    (Commission         (IRS Employer
    tion of incorporation)       File Number)     Identification No.)



    301 North Walnut Street, Wilmington, Delaware           19801
    (Address of principal executive offices)             (Zip Code)


    Registrant's telephone number, including area code (302)425-2500


                                No Change
    (Former name or former address, if changed since last report)


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    Item 5.  Other Events.


              The following is the text of a press release of Beneficial Corporation, a Delaware corporation, issued on February 21, 1995:





             BENEFICIAL CORPORATION EXPECTS EARNINGS IMPACT FROM
                     TAX REFUND ANTICIPATION LOAN BUSINESS

             - Beneficial National Bank Will File Lawsuit Against
                      the Internal Revenue Service Today -

    February 21, 1995

    WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today announced that the recent actions by the Internal Revenue Service to suddenly change the manner in which the Service processes the earned income tax credit (EITC) portion of the tax refunds of hundreds of thousands of taxpayers are likely to significantly influence the 1995 earnings of Beneficial's tax refund anticipation loan (RAL) business.

    Recently, the IRS began bifurcating the processing of many EITC-related returns, delaying the payment of the earned income credit portion of the refund to most taxpayers filing as either a head of household or as a single taxpayer for a period the IRS states may be up to eight weeks or longer. Apparently, more than a million tax returns are involved in this bifurcation process, which the IRS implemented without adequate forewarning to taxpayers or the tax return preparation and RAL industries.

    Although Beneficial National Bank, the Company's subsidiary which makes RAL loans, ceased extending RAL loans on the EITC portion of taxpayer refunds immediately when its own internal analysis detected the first signs of the IRS change on February 4, it now appears that a significant number of affected RALs -- perhaps as many as 350,000 -- were processed in full before the IRS change could be identified.

    Finally, of particular significance, on February 16 the Internal Revenue Service confirmed that, when finally released, the retained EITC portion of the returns will be sent to taxpayers as paper checks, rather than sent directly to Beneficial National Bank to pay off the applicant's RAL loan, as the taxpayer had directed the IRS. Senior IRS officials now state that "computer-related problems" prevent it from following the taxpayer's instructions in this matter, notwithstanding clear indications to the contrary by the IRS' own programming technicians.

    Finn M.W. Caspersen, Beneficial Corporation's chairman and chief executive officer, stated, "The Service's decision to divert these refunds to paper checks mailed directly to the consumer creates obvious significant collection problems, even though the consumer will have been effectively paid twice. Prior to the IRS action, we had forecast a $15 million pretax profit from the RAL business. Given the IRS action, we now believe that the RAL business may well generate a net loss in 1995. At best, it will approach breakeven and, at worst, could suffer a loss of up to $80 million pretax, with the outcome depending on the success of collection efforts.

    "This wide swing of expected results illustrates the inherent volatility of the RAL earnings stream -- particularly so this year, given the IRS's precipitous and ill-advised actions with regard to electronic filing. Moreover, from a public policy perspective, it is also quite unfortunate that millions of low-income taxpayers are suffering from not only reduced availability of such services, but also from long-delayed refunds due to the arbitrary and capricious action of the IRS in changing the ground rules for earned income tax credit refunds in the middle of the tax season, with no adequate warning to taxpayers or other interested parties.

    "Accordingly, Beneficial National Bank will file a lawsuit today in Federal Court in Wilmington, Delaware, seeking a temporary restraining order and preliminary and permanent injunctions requiring the Internal Revenue Service to honor the direct deposit instruction of the taxpayer and for other relief. Should Beneficial National Bank prevail in this litigation, it would appear that our original planned earnings level could be exceeded."

    Beneficial Corporation is a $14 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer finance, banking and insurance operations located throughout the United States, Canada, the United Kingdom and Germany. The Beneficial finance system includes more than 1,000 offices offering products and services that meet a broad range of consumer credit needs, including credit-related insurance.



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                                  SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            BENEFICIAL CORPORATION
                                                  (Registrant)


                                       By /s/Thomas P. McGough
                                          Thomas P. McGough
                                          Senior Vice President-
                                            Finance and Treasurer

    Dated:  February 21, 1995